Exhibit 99.1
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:
Carl Hudgins, President & CEO
Bank South , 918-879-2224
Kevin Barth, Executive Vice President
Commerce Bancshares, Inc., 816-234-2658
Commerce Bancshares, Inc. Announces Completion of
Merger with South Tulsa Financial Corp.
(Kansas City, MO and Tulsa, OK, March 30, 2007) — Commerce Bancshares, Inc. (NASDAQ:CBSH) announced today that the shareholders of South Tulsa Financial Corporation, parent company of Bank South, have approved the merger of South Tulsa with Commerce. The transaction is valued at approximately $27.3 million in Commerce Bancshares stock. Commerce’s acquisition of Bank South adds approximately $129 million in assets, $114 million in gross loans and $105 million in total deposits. The transaction also adds two full-service banking centers to Commerce Bank’s growing network; its first banking locations in the state of Oklahoma.
Commerce Bancshares, Inc. is a $15.2 billion bank holding company headquartered in Missouri. Commerce Bank, the principal subsidiary of Commerce Bancshares, Inc., has approximately 360 locations in the Midwest, primarily in Missouri, Illinois, and Kansas. David W. Kemper, chairman, president and CEO of Commerce Bancshares, Inc., commented, “We are excited about the opportunities offered as a result of this merger. Soon customers of Bank South will benefit by having access to a full range of products and services, including Online Banking, Money Management, International, Trust, Brokerage, and Mortgage.” It will be business and banking as usual for Bank South customers until the systems are converted in early May.

“Bank South and Commerce understand the importance of community and relationships,” said R. Carl Hudgins, president and chief executive officer of Bank South. “By joining the Commerce family, our current management team will be able to offer our customers more products, more banking solutions and more convenience than ever before.”
Commerce and Bank South announced their intention to merge in December 2006.
About Commerce Bancshares, Inc.
Commerce Bancshares, Inc. (NASDAQ: CBSH) is a $15.2 billion regional bank holding company headquartered in Missouri. For more than 140 years, Commerce has been meeting the financial services needs of individuals and businesses. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning and investments through its affiliated companies. Commerce currently operates in approximately 360 locations in the Midwest, primarily in Missouri, Illinois and Kansas. Commerce also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital and real estate activities.
For additional information, please visit www.commercebank.com or email mymoney@commercebank.com.
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